AMENDED AND RESTATED PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
OF
THE SARATOGA ADVANTAGE TRUST

WHEREAS, The Saratoga Advantage Trust (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, shares of beneficial interest of the Trust are currently divided into fourteen separate series, including the U.S. Government Money Market Portfolio, Investment Quality Bond Portfolio, Municipal Bond Portfolio, Large Capitalization Value Portfolio, Large Capitalization Growth Portfolio, Mid Capitalization Portfolio, Small Capitalization Portfolio, International Equity Portfolio, Health & Biotechnology Portfolio, Technology & Communications Portfolio, Financial Services Portfolio, Energy & Basic Materials Portfolio, Alternative Strategies Portfolio and Armored Wolf Global Enhanced Real Return Portfolio (each a “Fund” and collectively the “Funds”);

WHEREAS, the Board of Trustees of the Trust has previously adopted a Plan of Distribution pursuant to Rule 12b-1 under the Act (the “Plan”) with respect to the U.S. Government Money Market Portfolio, Investment Quality Bond Portfolio, Municipal Bond Portfolio, Large Capitalization Value Portfolio, Large Capitalization Growth Portfolio, Mid Capitalization Portfolio, Small Capitalization Portfolio, International Equity Portfolio, Health & Biotechnology Portfolio, Technology & Communications Portfolio, Financial Services Portfolio and Energy & Basic Materials Portfolio;

WHEREAS, the Board of Trustees has determined that there is a reasonable likelihood that adoption of this Plan will benefit each Fund and its shareholders;

WHEREAS, the Trust, on behalf of the Funds, desires to amend and restate the Plan in its entirety in order to adopt the Plan to include certain additional series of the Trust not previously covered by the Plan, including Alternative Strategies Portfolio and Armored Wolf Global Enhanced Real Return Portfolio;

WHEREAS, the Trust and Northern Lights Distributors, LLC (the “Distributor”) have entered into a separate Distribution Agreement pursuant to which the Trust on behalf of each Fund has employed the Distributor in such capacity during the continuous offering of shares of the Trust.

NOW, THEREFORE, the Trust on behalf of each Fund hereby adopts, and Distributor and Saratoga Capital Management, LLC (the “Manager”) hereby agree to the terms of, this Amended and Restated Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions.  The Plan is applicable solely to Class A Shares of each Fund.

1.

The Trust shall pay, to the Distributor as the distributor of securities of which the Trust is the issuer, compensation for distribution of its shares at the annual rate of 0.25% for the average daily net assets of Class A shares of Alternative Strategies Portfolio and Armored Wolf Global Enhanced Real Return Portfolio and 0.40% of the average daily net assets of Class A shares of each other Fund.  Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees shall determine.  The Distributor may direct that all or any part of the amounts receivable by it under this Plan be paid directly to other broker-dealers or financial institutions who provide distribution services.

2.

The amount set forth in paragraph l of this Plan shall be paid for services of the Distributor and other broker-dealers it may select in connection with the distribution of the Trust’s shares, including personal services to shareholders with respect to their holdings of Class A shares, and may be spent by the Distributor and such broker-dealers or financial institutions on any activities or expenses related to the distribution of the Trust’s shares, including, but not limited to: compensation to, and expenses of, account executives or other employees of the Distributor, its affiliates or other broker-dealers or financial institutions; overhead and other branch office distribution-related expenses and telephone expenses of persons who engage in or support distribution of shares or who provide personal services to shareholders; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials and opportunity costs in incurring the foregoing expenses (which may be calculated as a carrying charge on the excess of the distribution expenses incurred by the Distributor or other broker-dealers over distribution revenues received by them).  In addition, the amount specified in paragraph 1 may be paid to the Manager for marketing and support services related to the distribution of Class A shares of each Fund, including the preparation of marketing material, provision of software to broker-dealers and sales support.

3.

This Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of the Trustees of the Trust including those Trustees who are not “interested persons” of the Trust (as defined in the Act) and have no direct or indirect financial interests in the operation of this Plan or any agreements related to it (the “Rule 12b-1 Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

4.

This Plan shall continue in effect for one year from the date hereof and from year to year thereafter for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3 hereof.

5.

The Distributor and the Manager shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.  In this regard, the Trustees shall request the Distributor and the Manager to specify such items of expenses as the Trustees deem appropriate.  The Trustees shall consider such items as they deem relevant in making the determinations required in paragraph 5 above hereof.

6.

This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding Class A voting securities of each Fund, and any agreement under the Plan will terminate in the event of its assignment (as defined in the Act).  In the event of any such termination or in the event of non renewal, each Fund shall have no obligation to pay expenses which have been incurred by the Distributor, the Manager or other broker-dealers or financial institutions in excess of payments made by each Fund pursuant to the Plan.  However, this shall not preclude consideration by the Trustees of the manner in which such excess expenses shall be treated.

7.

This Plan may not be amended to increase materially the amount of distribution expenses provided for in paragraph 1 hereof unless such amendment is approved by a vote of at least a majority of the outstanding Class A voting securities of each Fund, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

8.

While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

9.

Each Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

IN WITNESS WHEREOF, the Trust and the Distributor have executed this Plan of Distribution as of March 1, 2004, and as amended and restated on January __, 2011.

THE SARATOGA ADVANTAGE TRUST (TRUST)

By:____________________________

Title:

    Chairman, President & CEO

NORTHERN LIGHTS DISTRIBUTORS, LLC (FORMERLY KNOWN AS AQUARIUS FUND DISTRIBUTORS, LLC) (DISTRIBUTOR)

By:____________________________

Title:

    President